                                                                    Exhibit 99.2

                           [SIMON PROPERTY GROUP LOGO]

CONTACTS:
Shelly Doran   317.685.7330   Investors
Billie Scott   317.263.7148   Media

FOR IMMEDIATE RELEASE

        SIMON PROPERTY GROUP ANNOUNCES FOURTH QUARTER AND ANNUAL RESULTS

Indianapolis, Indiana - February 8, 2001...Simon Property Group, Inc. (the "Company") (NYSE:SPG) today announced results for the quarter and year ended December 31, 2000. Diluted funds from operations for the quarter increased 14%, to $1.03 per share in 2000 from $0.90 per share in 1999. Total revenue for the quarter increased 8%, to $561.3 million as compared to $521.4 million in 1999. Diluted funds from operations for the year increased 10%, to $3.28 per share in 2000 from $2.98 per share in 1999. Total revenue for the year increased 7%, to $2,020.8 million as compared to $1,892.7 million in 1999.

Effective January 1, 2000, the Company made two reporting changes that have impacted the comparability of financial results:

- The Company adopted Staff Accounting Bulletin No. 101 ("SAB 101"), which addresses certain revenue recognition policies, including the accounting for overage rent earned by a landlord. SAB 101 requires overage rent to be recognized as revenue only when each tenant's sales exceed their sales threshold. SAB 101 impacts the timing in which overage rent is recognized throughout the year, but does not materially impact the total overage rent recognized for the full year. If 1999 financial results were restated to reflect adoption of SAB 101, diluted funds from operations for the fourth quarter would be increased by $0.05 per share, while diluted funds from operations for the year would be unchanged.

- The Company adopted NAREIT's FFO definition clarification, which requires the inclusion in FFO of the effects of non-recurring items not classified as extraordinary under generally accepted accounting principles or resulting from sales of depreciable real estate. As a result, SPG restated FFO for the year ended December 31, 1999 to include a $12 million charge related to litigation recorded in the third quarter of 1999 and a $7.3 million write-down of land held for disposition recorded in the fourth quarter of 1999, reducing diluted funds from operations for the fourth quarter by $0.03 per share and for the year by $0.08 per share.


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PAGE TWO


Occupancy for mall and freestanding stores in the regional malls at December 31, 2000 increased 120 basis points to 91.8%, as compared to 90.6% at December 31, 1999. Comparable retail sales per square foot increased 2%, to $384 while total retail sales per square foot increased 3% to $377. Average base rents for mall and freestanding stores in the regional mall portfolio were $28.31 per square foot at December 31, 2000, an increase of $0.98, or 4%, from December 31, 1999.

The average initial base rent for new mall store leases signed during the fourth quarter was $37.57, an increase of $10.78, or 40% over the tenants who closed or whose leases expired. The average initial base rent for new mall store leases signed during the year was $35.13, an increase of $5.89, or 20% over the tenants who closed or whose leases expired.

"We are pleased to have achieved another quarter and year of increased profitability," said David Simon, chief executive officer. "The holiday season sales results were lackluster, however, our portfolio demonstrated continued growth in sales, occupancy and base rents. Through our acquisition and redevelopment efforts, we have created a portfolio dominated by high-quality, highly-productive assets that retailers want to be located in and where shoppers want to shop. Our market-dominant portfolio, coupled with the relative health of our core in-line retailers, should propel the Company to future growth."

DISPOSITION ACTIVITIES

The Company continued its efforts to dispose of non-core assets. During the fourth quarter of 2000, the Company sold its interest in one small specialty center for approximately $13 million. Gross proceeds from asset dispositions during 2000 approximated $216 million. Proceeds from asset sales were primarily utilized to repay indebtedness.

FINANCING ACTIVITIES

On January 18, 2001, the Company's operating partnership, Simon Property Group, L.P., announced the completion of the sale of $500 million of senior unsecured notes. Issued in two tranches, $300 million mature in 2006 and $200 million mature in 2011. The weighted average interest rate of the issuance was 7.62%.

"This offering, which was upsized due to strong investor demand and was still significantly oversubscribed, is a testament to the Company's reputation in the marketplace," said Stephen Sterrett, chief financial officer. "We are pleased to have been able to take advantage of favorable market conditions and address a large portion of our 2001 maturities."


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PAGE THREE


NEW DEVELOPMENT ACTIVITIES

The Company completed two projects during the fourth quarter of 2000:

- Arundel Mills is a 1.3 million square foot value-oriented super-regional mall in Anne Arundel County, Maryland, in the middle of the highly trafficked Baltimore/Washington, D.C. corridor. This project, which opened on November 17th, is the fifth Simon joint venture with The Mills Corporation. Anchors/major tenants: Jillian's, Bed Bath & Beyond, Sun & Ski Sports, Muvico, Books-A-Million, Off Broadway Shoes, For Your Entertainment, OFF 5TH-Saks Fifth Avenue, TJMaxx, Burlington Coat Factory, Children's Place and Old Navy. Simon's ownership percentage: 37.5%.

- Waterford Lakes Town Center in Orlando, Florida, is a 927,000 square foot power center. The 571,000 square foot first phase of the project opened in November 1999. The first phase includes anchors: Super Target, TJMaxx, Ross Dress for Less, Bed Bath & Beyond, Barnes & Noble, Old Navy, Regal 20-Plex Theatre and Dress Barn. The second phase had a staggered opening throughout the fourth quarter and comprises 356,000 square feet. Anchors include OfficeMax, PetsMart and Best Buy. Simon's ownership percentage: 100%.

Construction continues on one additional new development that is scheduled to open in 2001:

- Bowie Town Center in Annapolis, Maryland, is a 560,000 square foot open-air regional shopping center with main street architecture and a 107,000 square foot grocery retail component scheduled to open October 2001. Anchors/major tenants: Hecht's, Sears, Old Navy, Barnes & Noble, Bed Bath & Beyond and Safeway. Simon's ownership percentage: 100%.

On October 30th, Rich's opened at Mall of Georgia in Buford (Atlanta), Georgia, bringing the number of department store anchors to five. Existing anchors at Mall of Georgia, which opened in August of 1999, are Nordstrom, Lord & Taylor, Dillard's and JCPenney.

REDEVELOPMENT ACTIVITIES

The Company continues to focus on revenue enhancement opportunities through the redevelopment of market-dominant assets. During the fourth quarter, the Company completed significant redevelopments at the following wholly-owned properties:

- LaPlaza Mall in McAllen, Texas - Mall renovation, expansion of JCPenney, small shop expansion and addition of Foley's Home Store opened in November. Addition of Dillard's opened in March 2000.


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PAGE FOUR


- The Shops at Mission Viejo in Mission Viejo, California - Addition of Old Navy, PF Chang's and California Cafe opened in December. New Nordstrom and Saks Fifth Avenue, small shop expansion and renovation, new parking structure opened in 1999. Robinsons-May expansion and remodel and food court addition opened October 2000. Macy's expansion is scheduled to open fall 2001.

- Palm Beach Mall in West Palm Beach, Florida - Mall renovation, addition of Old Navy, Designer Shoe Warehouse and Mars Music Store opened in October. Addition of Dillard's and Borders opened in February and April 2000, respectively.

- Town Center at Boca Raton in Boca Raton, Florida - Addition of Nordstrom, Lord & Taylor expansion, mall expansion and renovation, and new parking structure opened in November. New, expanded and relocated Saks Fifth Avenue, new parking structure and expansion of Bloomingdale's opened during the fourth quarter of 1999.

- Ross Park Mall in Pittsburgh, Pennsylvania - Mall renovation and tenant remerchandising opened in November.

In 2000, the Company invested approximately $200 million in the redevelopment of assets, consistent with its strategy to invest in its core portfolio of market dominant assets. These assets generate sales in excess of $400 per square foot and are over 95% occupied.

NEW BUSINESS INITIATIVES

In November, the Company announced the early renewal of its marketing and vending alliance with Pepsi-Cola Company. As part of this renewal, Pepsi will remain Simon's preferred soft drink provider for the next two years. Terms of the agreement include Simon and Pepsi partnering in the development of exclusive integrated marketing programs on a national, regional and local basis. Each program will channel Pepsi's key programs and brand messages through Simon's multiple marketing platforms - live events, sampling, promotions and on-mall advertising - to reach targeted consumer audiences on the local level.

DIVIDENDS

On February 6th, the Company declared a common stock dividend of $0.5050 per share. This dividend will be paid on February 28, 2001 to shareholders of record on February 16, 2001. The Company also declared dividends on its three public issues of preferred stock, all payable on April 2, 2001 to shareholders of record on March 16, 2001:

- Simon Property Group, Inc. 6.50% Series B Convertible Preferred Stock (NYSE:SPGPrB) - $1.625 per share


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PAGE FIVE


- SPG Properties, Inc. 8.75% Series B Cumulative Redeemable Preferred Stock (NYSE:SGVPrB) - $0.546875 per share

- SPG Properties, Inc. 7.89% Series C Cumulative Preferred Stock - $0.98625 per share.

Simon Property Group, Inc., headquartered in Indianapolis, Indiana, is a self-administered and self-managed real estate investment trust which, through its subsidiary partnerships, is engaged in the ownership, development, management, leasing, acquisition and expansion of income-producing properties, primarily regional malls and community shopping centers. It currently owns or has an interest in 251 properties containing an aggregate of 186 million square feet of gross leasable area in 36 states and five assets in Europe. Together with its affiliated management company, Simon owns or manages approximately 191 million square feet of gross leasable area in retail and mixed-use properties. Shares of Simon Property Group, Inc. are paired with beneficial interests in shares of stock of SPG Realty Consultants, Inc. Additional Simon Property Group information is available at WWW.SHOPSIMON.COM.

SUPPLEMENTAL MATERIALS

The Company's December 31, 2000 Form 10-K and supplemental information package (on Form 8-K) may be requested in e-mail or hard copy formats by contacting Shelly Doran - Director of Investor Relations, Simon Property Group, P.O. Box 7033, Indianapolis, IN 46207 or via e-mail at sdoran@simon.com.


CONFERENCE CALL

The Company will provide an online simulcast of its fourth quarter conference call at WWW.SHOPSIMON.COM and WWW.STREETEVENTS.COM. To listen to the live call, please go to any of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 3:00 p.m. Eastern Standard Time today, February 8, 2001. An online replay will be available for approximately 90 days at WWW.SHOPSIMON.COM.

STATEMENTS IN THIS PRESS RELEASE THAT ARE NOT HISTORICAL MAY BE DEEMED FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. ALTHOUGH THE COMPANY BELIEVES THE EXPECTATIONS REFLECTED IN ANY FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, IT CAN GIVE NO ASSURANCE THAT ITS EXPECTATIONS WILL BE ATTAINED AND IT IS POSSIBLE THAT OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED BY THESE FORWARD-LOOKING STATEMENTS DUE TO A VARIETY OF RISKS AND UNCERTAINTIES. THE READER IS DIRECTED TO THE COMPANY'S VARIOUS FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING QUARTERLY REPORTS ON FORM 10-Q, REPORTS ON FORM 8-K AND ANNUAL REPORTS ON FORM 10-K FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES.


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--------------------------------------------------------------------------------
                                      SIMON
                        Combined Financial Highlights(A)
                         (In thousands, except as noted)
--------------------------------------------------------------------------------

                                                          THREE MONTHS ENDED              TWELVE MONTHS ENDED
                                                              DECEMBER 31,                   DECEMBER 31,
                                                          2000           1999            2000             1999
                                                        --------       --------       ----------       ----------
REVENUE:
Minimum rent                                            $337,347       $315,496       $1,227,782       $1,146,659
Overage rent                                              27,982         20,643           56,438           60,976
Tenant reimbursements                                    158,445        150,425          602,829          583,777
Other income                                              37,541         34,869          133,702          101,291
                                                        --------       --------       ----------       ----------
     Total revenue                                       561,315        521,433        2,020,751        1,892,703

EXPENSES:
Property operating                                        85,328         78,020          320,548          294,699
Depreciation and amortization                            115,454        109,249          420,065          382,176
Real estate taxes                                         44,007         48,433          191,190          187,627
Repairs and maintenance                                   22,228         18,507           73,918           70,760
Advertising and promotion                                 23,069         20,408           65,797           65,843
Provision for credit losses                                1,973          1,704            9,644            8,541
Other                                                     11,547          9,190           39,021           28,812
                                                        --------       --------       ----------       ----------
     Total operating expenses                            303,606        285,511        1,120,183        1,038,458

Operating Income                                         257,709        235,922          900,568          854,245

Interest Expense                                         161,144        151,722          635,678          579,593
                                                        --------       --------       ----------       ----------

Income before Minority Interest                           96,565         84,200          264,890          274,652

Minority Interest                                         (3,271)        (2,980)         (10,370)         (10,719)
Gain (Loss) on Sales of Real Estate, net(B)                  323          2,246            9,132           (7,062)
Income Tax Benefit of SRC                                     --             --               --            3,374

Income before Unconsolidated Entities                     93,617         83,466          263,652          260,245

Income from Unconsolidated Entities                       29,320         10,783           83,767           55,855
                                                        --------       --------       ----------       ----------

Income before Extraordinary Items and
     Cumulative Effect of Accounting Change              122,937         94,249          347,419          316,100

Unusual Item(C)                                               --             --               --          (12,000)
Extraordinary Items - Debt Related Transactions             (209)        (4,478)            (649)          (6,705)
Cumulative Effect of Accounting Change(D)                     --             --          (12,342)              --
                                                        --------       --------       ----------       ----------

Income before Allocation to Limited Partners             122,728         89,771          334,428          297,395

Less: Limited Partners' Interest in
      the Operating Partnerships                         (28,144)       (19,503)         (70,490)         (60,758)

Less: Preferred Distributions of the
      SPG Operating Partnership                           (2,817)        (2,305)         (11,267)          (2,917)

Less: Preferred Dividends of Subsidiary                   (7,334)        (7,334)         (29,335)         (29,335)
                                                        --------       --------       ----------       ----------

Net Income                                                84,433         60,629          223,336          204,385
Preferred Dividends                                       (9,185)        (9,166)         (36,808)         (37,071)
                                                        --------       --------       ----------       ----------

Net Income Available to Common Shareholders             $ 75,248       $ 51,463       $  186,528       $  167,314
                                                        ========       ========       ==========       ==========


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                                      SIMON
                   Combined Financial Highlights- Continued(A)
                         (In thousands, except as noted)
--------------------------------------------------------------------------------

                                                          THREE MONTHS ENDED       TWELVE MONTHS ENDED
                                                              DECEMBER 31,            DECEMBER 31,
                                                            2000       1999         2000         1999
                                                           -----      ------       ------       ------
PER SHARE DATA:

Basic Income per Paired Share:
     Before Extraordinary Items                            $0.44      $ 0.32       $ 1.13       $ 1.00
     Extraordinary Items                                      --       (0.02)          --        (0.03)
     Cumulative Effect of Accounting Change                   --          --        (0.05)          --
                                                           -----      ------       ------       ------
     Net Income Available to Common Shareholders           $0.44      $ 0.30       $ 1.08       $ 0.97
                                                           =====      ======       ======       ======
Diluted Income per Paired Share:
     Before Extraordinary Items                            $0.44      $ 0.32       $ 1.13       $ 1.00
     Extraordinary Items                                      --       (0.02)          --        (0.03)
     Cumulative Effect of Accounting Change                   --          --        (0.05)          --
                                                           -----      ------       ------       ------
     Net Income Available to Common Shareholders           $0.44      $ 0.30       $ 1.08       $ 0.97
                                                           =====      ======       ======       ======

SELECTED BALANCE SHEET INFORMATION

                                                  DECEMBER 31,   DECEMBER 31,
                                                      2000           1999
                                                  -----------    -----------
Cash and Cash Equivalents                         $   223,111    $   157,632
Investment Properties, net                        $11,564,414    $11,703,171
Mortgages and Other Indebtedness                  $ 8,728,582    $ 8,768,951

SELECTED REGIONAL MALL OPERATING STATISTICS

                                                        DECEMBER 31,
                                                    2000           1999
                                                  --------       --------
Occupancy(E)                                        91.8%          90.6%
Average Rent per Square Foot(E)                   $ 28.31        $ 27.33
Total Sales Volume (in millions)(F)               $16,561        $15,542
Comparable Sales per Square Foot(F)               $   384        $   377
Total Sales per Square Foot(F)                    $   377        $   367


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                                     SIMON
                  COMBINED FINANCIAL HIGHLIGHTS- CONTINUED(A)
                         (In thousands, except as noted)
--------------------------------------------------------------------------------

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS ("FFO")

                                                               THREE MONTHS ENDED            TWELVE MONTHS ENDED
                                                                   DECEMBER 31,                  DECEMBER 31,
                                                               2000           1999           2000           1999
                                                             --------       --------       --------       --------
Income Before Extraordinary Items and
     Cumulative Effect of Accounting Change                  $122,937       $ 94,249       $347,419       $316,100

Plus: Real estate depreciation and amortization
      from combined consolidated properties                   115,929        109,002        418,670        381,265

Plus: Simon's share of real estate depreciation and
      amortization, extraordinary items and other
      items from unconsolidated affiliates                     32,310         38,056        119,562         97,247

Less: Unusual Item(C)                                              --             --             --        (12,000)

Less: (Gain) loss on sale of real estate, net(B)                 (323)        (2,246)        (9,132)         7,062

Less: Minority interest portion of real estate
      depreciation and amortization                            (1,505)        (1,562)        (5,951)        (5,128)

Less: Preferred distributions
      (including those of subsidiary)                         (19,336)       (18,805)       (77,410)       (69,323)
                                                             --------       --------       --------       --------

FFO of the Simon Portfolio                                   $250,012       $218,694       $793,158       $715,223
                                                             ========       ========       ========       ========

===================================================================================================================
FFO of the Simon Portfolio                                   $250,012       $218,694       $793,158       $715,223

BASIC FFO PER PAIRED SHARE:

Basic FFO Allocable to the Company                           $181,629       $158,737       $575,655       $520,346

Basic Weighted Average Paired Shares Outstanding              171,934        173,167        172,895        172,089

Basic FFO per Paired Share                                   $   1.06       $   0.92       $   3.33       $   3.02

DILUTED FFO PER PAIRED SHARE:

Diluted FFO Allocable to the Company                         $192,034       $168,687       $614,034       $559,752

Diluted Weighted Average Number of Equivalent                 186,468        187,735        187,469        187,732
     Paired Shares

Diluted FFO per Paired Share                                 $   1.03       $   0.90       $   3.28       $   2.98
===================================================================================================================

(A) Represents combined condensed financial statements of Simon Property Group, Inc. and its paired share affiliate, SPG Realty Consultants, Inc. ("SRC").

(B) Net of asset write downs of $10.57 million for the twelve months ended December 31, 2000.

(C) Relates to litigation filed by former employees/shareholders of DeBartolo Realty Corporation (purchased by SPG in 1996) regarding stock incentive plan shares. Judgment was rendered in favor of SPG in district court, but reversed by appellate court on August 18, 1999.

(D) Due to the adoption of SAB 101 on January 1, 2000, which requires overage rent to be recognized as revenue only when each tenant's sales exceed their sales threshold. Previously, the Company recognized overage rent based on reported and estimated sales through the end of the period, less the applicable prorated base sales amount.

(E)  Includes mall and freestanding stores.

(F) Based on the standard definition of sales for regional malls adopted by the International Council of Shopping Centers, which includes only mall and freestanding stores.


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